Exhibit 10.1

December 8, 2021

Mr. Patrick Brickley

Address

Address

Dear Patrick:

This letter sets forth the terms under which you will assume the position of Interim Co-Chief Executive Officer of Everbridge, Inc. (the “Company”). You also will retain your current position of Chief Financial Officer of the Company. During the period in which you are serving as Interim Co-Chief Executive Officer and for three months thereafter, you will receive a monthly stipend of $25,000 in addition to your current Base Salary. In your capacity as Interim Co-Chief Executive Officer, you will perform such duties and have such responsibilities as may be assigned to you from time to time by the Board of Directors of the Company.

On or about January 1, 2022, you will receive two grants of Restricted Stock Units under the Company’s 2016 Equity Incentive Plan, each with a value of $2,500,000 based on the closing price of a share of Everbridge common stock on the Nasdaq Global Market on the date of grant. The first of such $2,500,000 RSU grants (the “18-Month RSUs”) will vest as follows:

•	75% of the 18-Month RSUs will vest on the last day of the month in which occurs the one-year anniversary of the grant date; and

•	25% of the 18-Month RSUs will vest on the last day of the month in which occurs the 18-month anniversary of the grant date.

The second of such $2,500,000 RSU grants (the “3-Year RSUs) will vest as follows:

•	33% of the 3-Year RSUs will vest on the last day of the month in which occurs the one-year anniversary of the grant date;

•	33% of the 3-Year RSUs will vest on the last day of the month in which occurs the two-year anniversary of the grant date; and

•	34% of the 3-Year RSUs will vest on the last day of the month in which occurs the three-year anniversary of the grant date.

If your employment with the Company is terminated prior to the first vesting date of the 18-Month RSUs other than for Cause, then 100% of the 18-Month RSUs will vest in full on your last day of employment. All of your other existing equity grants will continue to vest in accordance with their terms.

All other terms of your employment agreement with the Company dated February 4, 2019 (the “Agreement”) remain unchanged. Capitalized terms used without definition herein shall have the meaning assigned to such terms in the Agreement.

WWW.EVERBRIDGE.COM

Mr. Patrick Brickley

December 8, 2021

Please sign below to indicate your agreement with the terms of this letter.

Very truly yours,

EVERBRIDGE, INC.

By:	/s/ Jaime Ellertson
Jaime Ellertson
Chairman of the Board

ACCEPTED AND AGREED TO BY:

/s/ Patrick Brickley
Patrick Brickley

Date: December 8, 2021